Exhibit 99.1

Boxlight Announces Closing of $34.5 Million Public Offering and Exercise of Overallotment Option

LAWRENCEVILLE, Ga., July 31, 2020 --(BUSINESS WIRE)-- Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced the closing of its previously announced underwritten public offering of 15,000,000 shares of its common stock at a public offering price of $2.00 per share. In addition, Boxlight granted to Maxim Group LLC a 45-day option to purchase up to an additional 2,250,000 shares of common stock, at the public offering price less underwriting discounts, of which Maxim Group LLC has fully exercised its option to purchase such 2,250,000 shares of common stock. Gross proceeds before deducting underwriting discounts, commissions and other offering expenses are approximately $34.5 million, inclusive of the over-allotment.

Maxim Group LLC acted as sole book-running manager and National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation (NasdaqCM:NHLD) acted as a co-manager for the offering.

The public offering was made pursuant to an effective shelf registration statement on Form S-3 that was filed with the U.S. Securities and Exchange Commission on July 17, 2020 and declared effective on July 28, 2020. The securities were offered by means of a prospectus supplement and accompanying prospectus, forming part of the registration statement. The prospectus supplement and accompanying prospectus relating to this offering have been filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745. Electronic copies of the prospectus supplement and accompanying prospectus are also available on the website of the SEC at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes by developing the products they need. The Company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives and competition in the industry. Boxlight encourages you to review other factors that may affect its future results in its filings with the SEC.

Media

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Michael Pope

+1 360-464-4478

michael.pope@boxlight.com